Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

American Technology Corporation

San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-144698, File No. 333-09265, File No. 333-09269, File No. 333-23845, File No. 333-59929, File No 333-54034, File No. 333-101279, File No. 333-125454 and File No. 333-128263) and Forms S-3 (File No. 333-137289, File No. 333-99675, File No. 333-105740, File No. 333-107635, File No. 333-127534 and File No. 333-137289) of American Technology Corporation of our reports dated January 4, 2008, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting of American Technology Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007.

/s/    Squar, Milner, Peterson, Miranda and Williamson, LLP

San Diego, CA

January 7, 2008